Exhibit 99.1

Newsight Imaging Ltd., an Innovative Israeli Semiconductor Company,

Announces Signing of Definitive Agreement for

Going Public via Business Combination with NASDAQ listed Vision Sensing

Acquisition Corp.

●	Vision Sensing Acquisition Corp. (“VSAC”) is a NASDAQ listed special purpose acquisition company trading under the ticker symbol “VSAC.” VSAC holds over US$102.5 million in its trust account for the purpose of effecting a business combination with a potential target.

●	Newsight Imaging Ltd. (“Newsight”) is a leading-edge developer and producer of award winning, disruptive vision sensing chips, devices, and applications. Newsight has developed advanced CMOS image sensor chips for 3D machine vision and spectral analysis, with five sensors launched in 4 years, and thirty-three global partners in forty countries.

●	The transaction values Newsight at US$215 million, which together with US$102.5 million cash in VSAC’s trust account, assuming no redemptions in the business combination and the addition of proceeds of a possible financing of up to $40 million outlined below, results in a combined pro forma enterprise value of US$380 million. We believe that this represents an attractive valuation as compared to some recent comparable market valuations and is the subject of a Fairness Opinion prepared by BDO Ziv Haft Consulting and Management Ltd.

●	The transaction is expected to enable further investment in growth and positions Newsight to scale-up in high volume expanding markets.

●	The transaction is expected to close as early as the fourth quarter of 2022, and the Combined Company anticipates being listed on the Nasdaq Capital Market under the symbol “NSIM”

●	A joint investor conference call to discuss the proposed transaction will be conducted today, August 30, 2022, at 11:00 AM Eastern time.

Miami, FL, & Ness Ziona, Israel – August 30, 2022 — Vision Sensing Acquisition Corp. (NASDAQ: VSAC) (“VSAC”) a special purpose acquisition company, today announced execution of definitive business combination agreement with Newsight Imaging Ltd. (“Newsight”), an innovative semiconductor company that develops proprietary 3D machine vision sensors and spectral vision chips.

The Combined Company will be led by Eli Assoolin, Newsight Imaging CEO. At the consummation of the proposed business combination, the Company’s ordinary shares (the “Newsight Ordinary Shares”) are expected to be listed on the Nasdaq Capital Market under the ticker symbol “NSIM.”

NEWSIGHT HIGHLIGHTS

Investors in the combined company will participate in the rapidly growing and multifaceted vision sensing market, which is forecast to grow to over US$2 trillion by 2025, according to collected data from Allied Market Research, MarketsandMarkets and Fortune Business Insights; reports by Transparency Market Research and eeNews Europe.

Newsight’s flexible and market leading solutions for machine vision and spectral analysis applications leverage their years of experience in chip design to create some of the most technologically advanced 3D and spectral sensors on the market at highly competitive prices. The Company’s wide range of applications and clients include automotive driving vision and security, Spectral/Remote Diagnostics, healthcare and sustainability, smart cities and infrastructure, and smartphone applications, Internet of Things, and growing Metaverse applications. Newsight’s disruptive technology positions them as:

A technology leader in sensors for LiDAR and 3D perception
Market leading provider of eTOF technology for high resolution and affordable 3D vision
Developer of cutting-edge cost-effective spectral technology for IOT real-time portable sensing
Through its Virusight subsidiary, designer, and manufacturer of the SpectraLIT™, AI driven pathogen diagnostic solutions for antigen detection, including for Covid, HIV, influenzas, HPV, and others. Compliant with ISO13485, CE mark for IVD
Through its Watersight subsidiary, deployment of the AcquaRing™ for water quality and process control

In a wide-ranging series of recent press releases since March 2022, Newsight has announced:

Newsight has agreed to collaborate with LIPS, a global leading provider of 3D AI solutions, to develop, promote, and facilitate Newsight’s eTOF® (enhanced-Time-Of-Flight)-based 3D vision systems for use in Industry 4.0 safety, process improvement, and automation applications and in AIoT (released March 30, 2022).
Newsight and Shanghai YinHang, a leading manufacturer of service robots and Automated Guided Vehicles, have agreed to collaborate for mass production of service robots (released May 3, 2022).
Newsight’s 61% owned subsidiary, Virusight Diagnostic Limited, announced the results of a major clinical trial that found the company’s SpectraLIT™ device almost instantly (under 20 seconds) detects COVID-19 with up to 96.3% accuracy (released May 25, 2022).
Newsight’s 80.1% owned subsidiary, Watersight, a joint venture with MEKOROT, Israel’s national water company, announced several pilot programs.
Frost & Sullivan, a leading third-party research and consulting firm, has recognized Newsight with the 2022 Europe Technology Innovation Leadership Award based on Frost & Sullivan’s recent analysis of the European automotive image sensors industry (released June 9, 2022).

“Newsight has reached an inflection point of growth, with significant traction for our commercial products and multiple established strategic partnerships with industry leaders,” said Eli Assoolin, Newsight Imaging CEO. “We are privileged to have support from top-tier investors, and prospective access to the U.S. capital markets following the closing of this proposed transaction, which will leave Newsight well-capitalized to provide our innovative solutions. We believe Newsight’s technology is strategically positioned for growth with the increasing need for advance vision solutions in today’s smart machines and technologies, with multiple uses with enormous market potential. Our next generation solutions offer proprietary market leading featured eTOF technology for high resolution and affordable 3D vision, with cutting-edge spectral technology for IOT real-time portable sensing. With our successful history and focus on market pain points, we are confident we can provide shareholders with a compelling investment alternative that supports today’s need for vision solutions with high precision and no latency caused by image processing, and that are low priced and require low power consumption. We believe our solutions and efficiencies will deliver long-term value to investors in Newsight,” Assoolin concluded.

George Sobek, Chief Executive Officer of VSAC added, “Newsight has built a strong foundation for its technology, and with their expected exceptional growth rate, we anticipate they can produce very substantial returns to our investors. We believe our business combination will fuel rapid growth, with a significant focus on strategic alliances with top global leaders in the automotive, medical, Metaverse and many other sectors.”

KEY TRANSACTION TERMS

● Pursuant to the terms of the business combination agreement: (i) a newly-organized, wholly-owned subsidiary of Newsight will merge into VSAC resulting in VSAC becoming a wholly-owned subsidiary of Newsight, (ii) Newsight will register as a publicly traded company and parent of VSAC, (iii) Newsight’s existing shares will be split to facilitate a fully diluted value per Newsight share of US$10, and (iv) VSAC’s common stock and warrants to purchase VSAC common stock will be exchanged on a one-for-one basis for Newsight Ordinary Shares and warrants to purchase Newsight Ordinary Shares, respectively.

● Prior to the merger, but subject to the completion of the merger, Newsight will effect a recapitalization of its outstanding equity securities so that the pre-merger holders of Newsight Ordinary Shares and options to acquire Newsight Ordinary Shares will have shares (or the right to acquire shares, as applicable) valued at $10.00 per share and having a total value of $215,000,000. This does not include any shares issued as part of any pre-transaction rounds of financing in Newsight. This will result in the pre-merger and pre-financing Newsight shareholders holding approximately 53.6% Newsight Ordinary Shares and options exercisable for just under 3% fully diluted shares, assuming no redemptions by VSAC shareholders, and other assumptions to be set forth in a registration statement to be filed by Newsight on Form F-4 with the U.S. Securities and Exchange Commission. Actual percentages set forth in this registration statement may differ materially from the estimates of shareholdings set forth in this press release.

● Pre-merger directors, officers and 5% or greater beneficial owners of Newsight Ordinary Shares , with some limited exceptions, will be subject to a lock-up period ending on the earlier of (1) six months from the closing date of the merger and (2) the date on which the closing price of Newsight Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period.

● In addition to the $102.5 million held in VSAC’s trust account (assuming no redemptions by VSAC’s shareholders), proceeds to the Combined Company in the proposed Business Combination for VSAC and Newsight would potentially include up to US$40 million in pre-transaction financing, a PIPE, or other alternatives. The final amount of any pre-transaction financing, or financing in connection with the proposed business combination, if any, to be raised is by mutual agreement and dependent on market conditions, and related terms, if any, have not been finalized.

● The Combined Company is expected to receive gross proceeds of up to $143.7 million at the closing of the transaction assuming no redemptions by VSAC’s shareholders and an additional financing of up to US$40 million (without adjustment for transaction expenses). Net proceeds to the Combined Company are expected to be approximately $140.2 million after transaction-related expenses of approximately US$3.5 million (not including fees payable to the underwriter in VSAC’s IPO as deferred compensation). Use of net proceeds, among other things, are expected to fund research and development, for organic growth and expansion, and for working capital.

● Assuming no redemptions by VSAC’s shareholders, it is estimated that the current shareholders of Newsight will own approximately 53% of the issued and outstanding shares in the Combined Company at closing.

● As part of the transaction, Newsight’s current management and existing equity holders will roll a minimum of 95% of their equity into the Combined Company.

The transaction has been approved by each of VSAC’s and Newsight’s Boards of Directors. The transaction is subject to the approval of VSAC and Newsight shareholders and other customary conditions and is expected to close as early as the fourth quarter of 2022.

Additional information about the transaction will be provided in a Current Report on Form 8-K that will contain an investor presentation to be furnished by VSAC with the Securities and Exchange Commission (“SEC”) and will be available at www.sec.gov. In addition, Newsight intends to file a registration statement on Form F-4 with the SEC, which will include a proxy statement for VSAC shareholders to vote on the proposed business combination and related matters and a prospectus for registration of Newsight’s ordinary shares, and will file other documents regarding the proposed transaction with the SEC.

FINANCING

The group may seek up to US$40 million in pre-transaction financing, a PIPE, or other financing alternatives prior to the closing of the Business Combination with a transaction structure yet to be determined. The closing of the Business Combination has a condition, waivable by Newsight, of VSAC having a minimum closing cash balance of US$25 million together with pre-transaction or PIPE financings in connection with the Business Combination.

BOARD & MANAGEMENT

The consolidated business will operate under the Newsight name and will be led by an outstanding board of directors and leadership team (see www.vision-sensing.com/board for more details):

Eli Assoolin, CEO & Chairman of the Board

Co-founder in 2016 and CEO of Newsight, Eli Assoolin brings more than 24 years of experience in the semiconductor industry and sensor technology includes working for leading companies, including Motorola, DSP Group, Magma, ICCOM, Transchip, and more.

Eyal Yatskan, CTO & Director

CTO of Newsight, Eyal Yatskan was the cofounder of Newsight with over 25 years of experience in the semiconductor industry, leading R&D at leading companies, including Digital Equipment, Siemens, 3DV, Transchip, etc. His hands-on managements skills and technical abilities in design, architecture, coding, synthesis, and STA have been major contributors to Newsight’s success where he holds numerous patents.

Dr. George So Cho Yiu, Executive Director

Dr. George So is focused on driving innovation and technology in sustainable developments to improve human lives and protect the environment. A highly experienced and well-known investor and leader in the Hong Kong business community, he is a significant shareholder in Newsight and leads it efforts in Asia as Chair of Newsight Hong Kong and also the Sponsor of Vision Sensing Acquisition Corp., a NASDAQ listed SPAC (stock code: VASCU) currently in the acquisition phase of targeting leading edge vision sensing, LiDAR, and related AI technologies.

The parties also anticipate that certain other directors will join the Newsight board of directors upon closing of the Business Combination, including the following individuals who have agreed to be named as having these prospective positions:

Aninda DasGupta, Independent Director

Aninda DasGupta is currently Senior Vice President at A. O. Smith Corp and President of A. O. Smith Holdings Srl. part of the S&P 500 index and listed on the NYSE. A. O. Smith is a 148-year-old leader in the global water heating and water treatment markets. Mr. DasGupta is a member of A.O. Smith’s executive leadership team and responsible for its international businesses. Over a 34-year career, Mr. DasGupta has held senior leadership roles in R&D, Marketing, Business Development, General Management, and International Sales in large corporations, start-ups, and family-owned businesses.

Dr. Renu Bhatia, Independent Director

Dr. Renu Bhatia has over 25 years of experience in the finance, fintech, health care and real estate sectors. She has extensive experience in board and senior executive roles in the financial services industry, investment banking, asset management, and venture capital, including among others at Goldman Sachs and HSBC Asset Management. Dr. Bhatia is currently Chair of Opharmic Technology and is the Deputy Chair of the Main Board and GEM Listing Committee of the Stock Exchange of Hong Kong. She is a member of the Enterprise Support Scheme Assessment Panel, Business Professional Federation Healthcare Committee and on the board of directors of several significant non-profits, technology companies and investment groups Among her awards and honors, Dr. Bhatia has been recognized as FinTech Asia 100 (2016), FinTech Asia 200 (2018), Top 100 Women in Fintech (2018), Zubin Foundation Award (2018), and Top 100 Women in Fintech (2019 and 2021).

Admiral William A. Owens, Independent Director

William Arthur Owens is a retired four-star admiral of the United States Navy who served as the Vice Chairman of the Joint Chiefs of Staff from 1994 to 1996. Admiral Owens is executive chairman of Red Bison, (information and communication technology) and serves on the board of directors at Wipro, and the public SPAC, Compass, and is a director of 11 private companies as well as Seattle University, the Fiscal Responsibility Amendment Assn (the aim of which is a balanced budget amendment to the US Constitution). He is also a member of the Council of Foreign Relations.

Admiral Owens has served as an executive or as a member of the board of directors of various companies, including as CEO of Nortel Networks Corporation, President and vice chairman of Science Applications International Corporation; Chair and CEO of Teledesic LLC (satellite communications); chairman and Managing Director of AEA Holdings Asia overseeing all Private Equity in Asia, Chairman of CenturyLink (telecommunications); Vice Chair of the NYSE for Asia, and more. He has received numerous recognitions and awards: the “Legion d’Honore” by France, and the highest awards given to foreigners by the countries of Indonesia and Sweden. He was named as one of The 50 Most Powerful People in Networking by Network World, one of the 100 Best Board Members in the United States for 2011 and again in 2016 awarded by NACD, and the Intrepid Salute Award in recognition of his business achievements and support of important philanthropic activities. He is a North Dakota Roughrider, the award given to the most prominent North Dakotans.

Patricia Ackerman, Independent Director

Patricia Ackerman has over 30 years of experience in progressive corporate finance positions culminating in her last role before retiring in 2022 as Senior Vice President of Investor Relations, Corporate Responsibility and Sustainability, and Treasurer of NYSE listed A.O. Smith. She has also served on over five not-for-profit boards, helping the community face healthcare and diversity challenges, and assuring the continued competitiveness of a major research-driven state university, including the American Red Cross for the Southeast Region of Wisconsin, Wisconsin School of Business and past Chairwoman of Milwaukee Women, Inc.

Advisors

EF Hutton, division of Benchmark Investments, LLC, is serving as capital markets advisor to VSAC. ARC Group Ltd. is serving as financial advisor to VSAC, and Siena Capital Group acted as financial advisors to Newsight. Nelson Mullins Riley & Scarborough LLP acted as US legal counsel and Goldfarb Seligman & Co. Law Offices acted as Israeli legal counsel to VSAC in the transaction. Ellenoff Grossman & Schole LLP acted as US legal counsel and Gross Law Firm GKH acted as Israeli legal counsel to Newsight in the transaction.

As part of its due diligence for the transaction, VSAC has retained a number of leading independent firms to provide validations of the transaction. Financial due diligence, reviews of the forecast assumptions and a Fairness Opinion were provided by BDO Ziv Haft Consulting and Management Ltd. Technical due diligence, and product testing was undertaken by Exponent, Inc., a leading NASDAQ listed, multi-disciplinary engineering and scientific consulting firm. Patent and IP reviews were prepared by the IP department of VSAC legal counsel, Nelson Mullins Riley & Scarborough LLP.

Webcast Details

Newsight Imaging and VSAC will host a joint conference call and webcast to discuss the proposed transaction today, Tuesday, August 30, 2022, at 11:00 A.M. ET. Interested parties may listen to the prepared remarks via telephone by dialing 1-877-407-3982, or 1-201-493-6780 for international callers, and providing the conference ID: 13732479. To view the webcast, please click https://viavid.webcasts.com/starthere.jsp?ei=1566014&tp_key=69178c6af1.

A telephone replay will be available for approximately 14 days. The replay can be accessed by dialing 1-844-512-2921 (domestic toll-free number) or 1-412-317-6671 (international) and providing the pin number: 13732479.

The webcast, detailed investor presentation, and other materials are available on VSAC’s website, https://www.vision-sensing.com/. Additionally, VSAC has furnished the investor presentation with the SEC as an exhibit to a Current Report on Form 8-K, which is available on VSAC’s website and the SEC website at www.sec.gov.

About Newsight Imaging

Newsight Imaging (www.nstimg.com) develops advanced CMOS image sensor chips for 3D machine vision and spectral analysis. Newsight’s depth camera sensors for machine vision serve verticals such as Mobile & Metaverse, Robotics, Industry 4.0, Automotive Safety, etc. The company recently launched its one-of-a-kind solid-state LiDAR reference design, the eTOF™ LiDAR, based on the NSI1000 sensor. In addition, Newsight has developed a spectral chip backed by AI technology, demonstrated in SpectraLIT™. SpectraLIT™ offers a unique and affordable solution for remote healthcare, real time diagnosis, and quality inspection solutions for water, food & beverage, etc. The company has US and EU patents and has received multiple grants by the Israeli Innovation Authority. For more information visit www.newsight.com.

About Vision Sensing Acquisition Corp.

Vision Sensing Acquisition Corp. (“VSAC”) is a Special Purpose Acquisition Company (“SPAC”) that has been established to focus on the acquisition of vision sensing technologies (“VST”) including hardware solutions (chips / modules / systems), related application software, artificial intelligence and other peripheral technologies that assist to integrate and/or supplement VST applications. For more information visit www.vision-sensing.com.

Participants in the Solicitation

VSAC, Newsight and their respective directors and executive officers may be deemed participants in the solicitation of proxies from VSAC’s shareholders in connection with the Proposed Business Combination (as defined below). VSAC’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of VSAC in VSAC’s final prospectus filed with the SEC on November 3, 2021 in connection with VSAC’s initial public offering or in VSAC’s Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 31, 2022 (“10-K”), or its Form 10-Q, as filed with the SEC on August 12, 2022 (“10-Q”). Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to VSAC’s shareholders in connection with the Proposed Business Combination will be set forth in the proxy statement/prospectus for the Proposed Business Combination, accompanying the Registration Statement (as defined below) that Newsight intends to file with the SEC. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Proposed Business Combination will likewise be included in that proxy statement/prospectus that Newsight intends to file with the SEC. You may obtain free copies of these documents as described above.

Forward-Looking Statements

This press release is provided for informational purposes only and has been prepared to assist interested parties in making their own evaluation with respect to a potential business combination (the “Proposed Business Combination”) between Newsight and VSAC and related transactions and for no other purpose. No representations or warranties, express or implied are given in, or in respect of, this press release. To the fullest extent permitted by law in no circumstances will Newsight, VSAC or any of their respective subsidiaries, interest holders, affiliates, representatives, partners, directors, officers, employees, advisers or agents be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this press release, its contents, its omissions, reliance on the information contained within it, or on opinions communicated in relation thereto or otherwise arising in connection therewith. Industry and market data used in this press release have been obtained from third-party industry publications and sources as well as from research reports prepared for other purposes. Neither Newsight nor VSAC has independently verified the data obtained from these sources. This data is subject to change. In addition, this press release does not purport to be all-inclusive or to contain all the information that may be required to make a full analysis of Newsight or the Proposed Business Combination. Viewers of this press release should each make their own evaluation of Newsight and of the relevance and adequacy of the information and should make such other investigations as they deem necessary.

In addition, this press release includes a summary set of risk factors that may have a material impact on Newsight. These are not intended to capture all the risks to which Newsight or the Proposed Business Combination is subject or may be subject, and we encourage investors to review the risk factors set forth in the Registration Statement on Form F-4 to be filed with the SEC with respect to the Proposed Business Combination (as described further below). If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither VSAC nor Newsight presently know or that VSAC and Newsight currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect VSAC’s and Newsight’s expectations, plans or forecasts of future events and views as of the date of this press release. VSAC and Newsight anticipate that subsequent events and developments will cause VSAC’s and Newsight’s assessments to change. However, while VSAC and Newsight may elect to update these forward-looking statements at some point in the future, VSAC and Newsight specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing VSAC’s and Newsight’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements. The financial information and data contained in this press release is unaudited and does not conform to Regulation S-X promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, such information and data may not be included in, may be adjusted in, or may be presented differently in, the Registration Statement (as defined below) to be filed by Newsight with the SEC.

This press release contains, and certain oral statements made by representatives of VSAC and Newsight and their respective affiliates, from time to time may contain, “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. VSAC’s and Newsight’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, VSAC’s and Newsight’s expectations with respect to future performance and anticipated financial impacts of the transactions (the “Transactions”) contemplated by the Business Combination Agreement, the satisfaction of the closing conditions to the Transactions and the timing of the completion of the Transactions. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside of the control of VSAC or Newsight and are difficult to predict. Factors that may cause such differences include but are not limited to: (i) the expected timing and likelihood of completion of the Transactions, including the risk that the Transactions may not close due to one or more closing conditions to the Transactions in the definitive business combination agreement between Newsight, VSAC and the parties thereto (the “Business Combination Agreement”) not being satisfied or waived on a timely basis or otherwise, or that the required approval of the Business Combination Agreement and related matters by the shareholders of Newsight and VSAC are not obtained; (ii) VSAC’s failure to retain sufficient cash in its trust account or find replacement financing in order to meet the minimum cash condition in the Business Combination Agreement; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; (iv) the ability of Newsight to meet Nasdaq listing standards following the Transactions and in connection with the consummation thereof; (v) costs related to the proposed Transactions; (vi) the occurrence of a material adverse change with respect to the financial position, performance, operations or prospects of Newsight or VSAC; (vii) the disruption of Newsight management time from ongoing business operations due to the proposed Transactions; (viii) announcements relating to the Transactions having an adverse effect on the market price of VSAC’s securities; (ix) failure to realize the anticipated benefits of the Proposed Business Combination or risk relating to the uncertainty of any prospective financial information of Newsight; (x) the effect of the Transactions and the announcement thereof on the ability of Newsight to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers and on its operating results and businesses generally; (xi) the failure of Newsight to meet projected development and production targets; (xii) changes in applicable laws or regulations, including laws and regulations affecting the market for Newsight’s products; (xiii) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors, or the continuing effects of the COVID-19 pandemic, the worsening thereof or other future pandemics; (xiv) fluctuations or effects on Newsight’s ability to implement its business strategy, maintain or grow customers or distributors or the price, availability and quality of raw materials and contracted products as well as currency fluctuations, and (xv) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by VSAC, including its 10-K and 10-Q, or that Newsight intends to file with the SEC, including in the Registration Statement. The foregoing list of factors is not exclusive. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. There may be additional risks that neither VSAC nor Newsight presently know, or that VSAC and Newsight currently believe are immaterial, that could cause actual results to differ from those contained in the forward-looking statements. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. VSAC and Newsight undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made except as required by law or applicable regulation.

Additional Information About the Proposed Business Combination and Where to Find It

In connection with the Proposed Business Combination, Newsight intends to file relevant materials with the with the SEC, including a registration statement on Form F-4, which will include a proxy statement/prospectus of VSAC, and a prospectus for registration of Newsight securities in connection with the Proposed Business Combination (as amended from time to time, the “Registration Statement”). The parties urge its investors, shareholders, and other interested persons to read, when available, the preliminary proxy statement/prospectus and definitive proxy statement/prospectus, in each case when filed with the SEC and documents incorporated by reference therein because these documents will contain important information about VSAC, Newsight and the Proposed Business Combination. After the registration statement is declared effective by the SEC, the definitive proxy statement/prospectus and other relevant documents will be mailed to the shareholders of VSAC as of the record date in the future to be established for voting on the Proposed Business Combination and will contain important information about the Proposed Business Combination and related matters. Shareholders of VSAC and other interested persons are advised to read, when available, these materials (including any amendments or supplements thereto) and any other relevant documents in connection with VSAC’s solicitation of proxies for the meeting of shareholders to be held to approve, among other things, the Proposed Business Combination, because they will contain important information about VSAC, Newsight and the Proposed Business Combination. Shareholders and other interested persons will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, and other relevant materials in connection with the Proposed Business Combination, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: VSAC Acquisition Corp., Attention: Garry Stein, telephone: +852 9858 0029. The information contained on, or that may be accessed through, the websites referenced in this press release in each case is not incorporated by reference into, and is not a part of, this press release.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Business Combination and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Any questions please contact

Investor Relations Contact:

Chris Tyson

MZ North America

VSAC@mzgroup.us

949-491-8235

Newsight Imaging Contact:

info@newsight.com

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